Exhibit 99.1

Rex Energy Corporation Announces Sale of Midstream Assets and

Increase in Borrowing Base

STATE COLLEGE, Pa., May 7, 2012 (GLOBE NEWSWIRE) – Rex Energy Corporation (Rex Energy) (Nasdaq: REXX) announced today that it, together with its partners in Keystone Midstream Services, LLC (Keystone), entered into an Agreement and Plan of Merger with a subsidiary of MarkWest Energy Partners L.P. (MarkWest) pursuant to which MarkWest will acquire Keystone for a purchase price of $512 million. Rex Energy holds a 28% interest in Keystone and expects net proceeds from the sale (after taxes and subject to customary post-closing adjustments and escrows) to be approximately $120 million, exceeding the previously announced range of $90 to $110 million in combined expected proceeds from the sale of its midstream and Rockies assets. The transaction is subject to customary conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close during the second quarter of 2012. Evercore Partners advised Keystone Midstream Services, LLC with respect to this transaction.

Keystone owns and will operate two cryogenic gas processing plants with a combined 90 MMcf/d of capacity, a gas gathering system and associated field compression in Butler County, Pennsylvania. Rex Energy, together with its non-operating partner, Sumitomo, currently holds approximately 68,400 gross acres (46,000 net) in its Butler operated area. In connection with the merger, MarkWest and affiliates of Rex Energy and Sumitomo will enter into a new gathering, processing and NGL fractionation arrangement whereby MarkWest will gather and process the rich gas from Rex Energy wells within Butler County and certain surrounding areas.

The new fee-based agreement will replace the current arrangement with Keystone, which is structured on a percent of proceeds (POP) model. Based on current commodity strip prices, Rex Energy estimates that the long-term economic effects of the new fee-based terms will be similar to its current POP agreement. Fees for 2012 are projected to fall within the company’s previous estimates and are not expected to alter the range for full-year lease operating expense guidance.

Expansion of NGL Pipeline

To facilitate the new gathering and processing agreement, MarkWest is proposing to extend its planned natural gas liquids (NGL) pipeline from its Houston, Pennsylvania complex into Butler County. The pipeline is currently expected to be completed in the first half of 2014. Once completed, the pipeline will transport Y grade NGLs from the Butler processing facilities to the Houston complex and is expected to reduce the company’s NGL transportation costs.

Ethane Uplift

Once commissioned, the MarkWest NGL pipeline will also provide Rex Energy with the means to transport ethane out of the Butler facilities to MarkWest’s Houston complex. The expansion of the pipeline will provide access to additional markets through the Houston plant’s outlets, enabling the company to commit to one or more new markets for its ethane production. Based on these plans, Rex Energy anticipates securing a market and to begin selling its additional ethane during the first half of 2014.

Additional Processing Capacity in Butler County

MarkWest has announced its intention to expand Keystone’s gathering and processing facilities, with current estimates of capital expenditures of up to $500 million over the next five years. Given the announced capital commitment from MarkWest and Rex Energy’s projected drilling program, the company has made additional volume commitments for 100 MMcfd gross priority processing capacity at the planned expansion or additional plants.

“This transaction marks a critical step forward for the continued development of our core assets in Butler County,” said Tom Stabley, Rex Energy’s Chief Executive Officer and Chief Financial Officer. “Rex Energy is very excited about our new partnership with MarkWest. We believe that MarkWest’s dynamic and broad midstream experience will enable Rex Energy to fully unlock the value and potential of our Butler holdings. Working together, we will further advance the responsible development of Rex Energy’s acreage in our Butler operating area.”

Utica Opportunities

In addition to the agreements relating to the Keystone transaction, Rex Energy and MarkWest Utica EMG, an affiliate of MarkWest, are exploring opportunities for similar gathering and processing services for portions of the company’s Ohio Utica acreage.

“We are looking forward to cultivating a long-term, mutually beneficial relationship with MarkWest,” continued Mr. Stabley. “I would also like to thank Keystone for its role in the early development of our Butler operating area, and the successes we have shared together.”

“We are also extremely excited about the Keystone acquisition and our opportunity to support Rex and Sumitomo in the development of their rich Marcellus, Utica and Upper Devonian acreage,” said Frank M. Semple, Chairman, President & CEO of MarkWest Energy Partners. “Rex has a great team, high quality assets and a proven track record of success and we look forward to helping them create long term value.”

Borrowing Base Increases to $265M

Rex Energy’s lenders have increased the borrowing base under the company’s senior secured credit facility from $255 million to $265 million. The company’s continued success in its drilling program, combined with strong growth in its reserves and production, provided solid support for the increase despite the challenging pricing environment for natural gas.

Under the terms of the credit facility, the bank group re-determines the borrowing base semi-annually utilizing the bank’s estimates of reserves and future oil and gas prices. The company’s next re-determination is set for August of 2012.

The bank group is comprised of KeyBank N.A., which continues to lead and serve as Administrative Agent of the facility; Royal Bank of Canada; Manufacturers and Traders Trust Company; Capital One, N.A.; Bank of Montreal; Union Bank, N.A.; Wells Fargo Bank, N.A.; U.S. Bank National Associates; and SunTrust Bank.

Divestiture of Rockies Assets

The company is actively engaged in the marketing process for its Rockies assets and, with the assistance of its financial advisor, continues to evaluate alternative transaction structures, including sale and joint venture opportunities. Management currently expects to conclude the process in the second half of the year.

About Rex Energy Corporation

Rex Energy is headquartered in State College, Pennsylvania and is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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Except for historical information, statements made in this release, including those relating to the timing and completion of the merger, expected proceeds, new or amended commercial arrangements expected to be entered into upon the consummation of the merger, estimates of fees and costs and projected impact on the financial results of the company, expansion plans, potential ethane markets, projections of capital expenditures and drilling programs, and timing of any projected plans or activities related to the acquirer or the merger or any related transaction, and expected timing for the conclusion of the Niobrara marketing process are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are indicated by words such as “expected”, “expects”, “anticipates” and similar words. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the company’s future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including (without limitation) the following:

•	adverse economic conditions in the United States and globally;

•	domestic and global demand for oil and natural gas;

•	sustained or further declines in the prices the company receives for oil and natural gas;

•	the effects of government regulation, permitting and other legal requirements;

•	the geologic quality of the company’s properties with regard to, among other things, the existence of hydrocarbons in economic quantities;

•	uncertainties about the estimates of the company’s oil and natural gas reserves;

•	the company’s ability to increase production and oil and natural gas income through exploration and development;

•	the company’s ability to successfully apply horizontal drilling techniques and tertiary recovery methods;

•	the number of well locations to be drilled, the cost to drill and the time frame within which they will be drilled;

•	the effects of adverse weather on operations;

•	drilling and operating risks;

•	the ability of contractors to timely and adequately perform their drilling, construction, well stimulation, completion and production services;

•	pipeline and capacity restraints in the midstream, or other external limitations on the company’s ability to place its production into sales

•	the availability of equipment, such as drilling rigs and transportation pipelines;

•	changes in the company’s drilling plans and related budgets;

•	the adequacy of capital resources and liquidity including (without limitation) access to additional borrowing capacity;

•	the difficult conditions in the domestic and global capital and credit markets

•	uncertainties or conditions related to the merger and related transactions; and

•	uncertainties associated with our legal proceedings and the outcome.

The company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on the company’s risks and uncertainties is available in the company’s filings with the Securities and Exchange Commission.

For more information, please visit our website or contact:

www.rexenergy.com

Tom Stabley

Chief Executive Officer and Chief Financial Officer

(814) 278-7215

tstabley@rexenergycorp.com

Mark Aydin

Manager, Investor Relations

(814) 278-7249

maydin@rexenergycorp.com